Exhibit 2.1

WORKING INTEREST ACQUISITION
AND DEVELOPMENT AGREEMENT

This Agreement is entered into this 11th day of March, 2011 between Borderline Operating Corp. (“Borderline”) a Texas corporation and Explortex Energy, Inc. (“Explortex”) a Nevada corporation.

1.           Working Interest Acquisition

Subject to the terms of this agreement entered into between Explortex Energy Inc. of Katy, Texas and Borderline of Graham, Texas consists of a 300 acre farm-out known as the Bryson Project. Located in Jack County, Texas, the Bryson Project conveyed to Explortex Energy Inc. consists of a 75% net revenue interest in a new three-year lease (the “Lease”).

The Bryson Project is located immediately north of Bryson, Texas and is ideally situated in the Fort Worth Basin. The northwest portion of Jack County, Texas is an area well known for multi-pay potential and multiple opportunities will be encountered on the Bryson Project. In addition to the Barnett Shale resource play, additional potential exists in the Marble Falls Limestone that lies directly above the Barnett Shale. Technological advancements similar to the dynamics of the Barnett Shale play now make the Marble Falls Limestone a prolific target in the project area. Serendipitously, the project may also encounter oil and gas in the Atokan Conglomerates, the Caddo Limestone, the Strawn Sands and the Cisco Sands.

2           Purchase Price

The terms for the trade entered into between Explortex Energy Inc. and Borderline, owned by Brandon Coley, are as follows:

1.	Lease cost of $480,000 (320 acres at $1500/acre), payable as to $25,000 on or before March 25, 2011 and the balance of $455,000 within 45 days of execution this Agreement.

2.
Explortex Energy Inc. will pay 100% of the costs to earn 80% working interest in the first five wells drilled on the Bryson Project. The turn-key cost of $850,000 to drill and complete the first well is to be funded within 180 days from date Borderline securing the permit to drill the first well. Subsequent drilling costs for additional wells may incur a higher turn-key cost depending on cost of services at the time the wells are drilled.

3.
Explortex Energy Inc. will cause the first well to be drilled within 180 days of closing to a depth of 6000’ or a depth sufficient to test the Barnett Shale. Explortex Energy Inc. will then face a 180 day drilling commitment to drill the next four wells. In other words, Explortex will have 180 days after the spud date of the first well to fund and commence the drilling of the second well and so on thereafter.

4.
Should Explortex fail to meet the drilling commitment of 180 days on any well, this agreement is nullified and Explortex Energy Inc. will only retain the rights to that property on which wells drilled for Explortex are located and the 40 acres surrounding said wells. The balance of all undrilled acreage will revert back to Borderline.

3.           Obligation of Borderline Prior to Closing

Borderline will provide the following prior to closing:

a)    Confirmation of title covering the farm out acreage;

b)    Deliver copies of the Lease:

c)    Confirmation of good standing of Borderline in the State of Texas;

d)   Confirmation of good standing of Borderline with the Texas Rail Road Commission;

e)    Confirmation of oil purchaser and the terms of sale; and

f)    AFE’s for first well.

4.           Obligations Upon Receipt of Full Purchase Price

Should Explortex fail to pay the purchase price or any part thereof as agreed herein then Explortex shall forfeit its rights and have no right to recover any amounts previously paid.

5.           Joint Operating Agreement

The parties agree that to enter into a Joint Operating Agreement within 10 business days of the execution of this contract.

V.
Miscellaneous

A.           This Agreement shall be binding on the respective successors and assigns of the parties hereto provided that neither party shall assign their rights under this Agreement until the full purchase price has been paid without the express written consent of the other party.

B.           Any notice required or permitted to be delivered hereunder shall be deemed received when sent to the following addresses:

Borderline Operating Corp.
701 US Highway 380
PO Box 360
Graham, TX 76450
Attn: Brandon Coley

Explortex Energy, Inc.
22503 Katy Freeway
Katy, TX 77450
Attn: Kenneth E. Martin

C.           This Agreement shall be construed under and in accordance with the laws of the State of Texas.  The obligations of the parties created hereunder are performable in Dallas County, Texas.

D.           This Agreement constitutes the sole and only Agreement of the parties hereto and supersedes any prior understandings, written or oral agreements between the parties regarding the subject matter of this Agreement.

SIGNED this 11th day of March, 2011.

BORDERLINE OPERATING CORP.

/s/ Brandon Coley
By:_________________________________
Brandon Coley
Authorized Signatory

EXPLORTEX ENERGY, INC.

/s/ Kenneth E. Martine
By:_______________________________
Kenneth E. Martin
President / Director